AnorMED Inc. 200 – 20353 64th Ave Langley, British Columbia Canada V2Y 1N5	TEL (604) 530-1057 FAX (604) 530-0976 www.anormed.com
NEWS RELEASE
ANORMED COMPLETES ENROLLMENT IN PHASE III TRIAL FOR MOZOBIL ON SCHEDULE

For Immediate Release:	October 23, 2006
Vancouver, British Columbia — AnorMED Inc. (NASDAQ:ANOR; TSX:AOM) today announced that it has completed enrollment in the second pivotal Phase III clinical trial evaluating its proprietary product MOZOBIL in cancer patients, and that the Company is on track to meet its schedule of releasing top-line data from both Phase III trials in the first half of 2007. If the Phase III trials are successful, it would be possible to file for marketing approval with the United States Food and Drug Administration (FDA) in the second half of 2007 and with regulators in Canada and Europe in 2008.
The Phase III trials are evaluating MOZOBIL’s capacity to improve stem cell transplantation treatment options for multiple myeloma (MM) and non-Hodgkin’s lymphoma (NHL) patients whose immune systems have a reduced capacity to generate stem cells as a result of extensive chemotherapy treatments.
The second pivotal Phase III trial has enrolled 300 NHL patients and the first pivotal Phase III trial met its enrollment target of 300 MM patients on July 10, 2006.
Dr. Gary Calandra, Vice President Clinical Development, said, “We are pleased that we’ve met our enrollment timelines for both Phase III trials and that we are on schedule for releasing top-line data in the first half of 2007. If the studies are successful and confirm the positive findings from our Phase II clinical trials, the Phase III data and other supporting information could be ready for filing for marketing approvals in the U.S. in 2007.”
The most recently enrolled patients will undergo their transplants over the next four to six weeks and each patient will be followed over a period of 100 days. The results of the study will be unblinded for analysis after all MM and NHL patients have completed their 100-day follow-up. The trials design is in accordance with a Special Protocol Assessment from the FDA.
The two Phase III trials are being conducted at up to 45 major centres in the U.S., Canada and Europe. Both trials are randomized, double-blind, placebo-controlled, comparative trials of MOZOBIL plus G-CSF versus placebo plus G-CSF, the current standard drug used to stimulate additional stem cells within bone marrow.
New data from pre-clinical, Phase I and II clinical studies involving MOZOBIL will be presented at the annual conference of the American Society of Hematology (ASH) scheduled to be held from December 8 to 12, 2006 in Orlando, Florida. Abstracts for these presentations are scheduled to be made public in electronic form by ASH on or about November 15, 2006.
About MOZOBIL
MOZOBIL is a stem cell mobilizer used in stem cell transplants, a procedure used to restore the immune system of cancer patients who have had chemotherapy treatments that previously destroyed their immune cells. MOZOBIL works by triggering the rapid movement of stem cells out of the bone marrow and into circulating blood. Once in the circulating blood, the stem cells can be collected for use in a stem cell transplant. In Phase II studies, MOZOBIL consistently demonstrated the capacity to improve the harvest of stem cells from cancer patients, resulting in an increase in the potential for these patients to be able to undergo successful stem cell transplants.
The Company is also advancing a new program to evaluate MOZOBIL in the treatment of leukemia. A majority of leukemia patients treated with chemotherapy relapse and a growing body of evidence suggests that this occurs because bone marrow provides a safe haven for cancer cells. AnorMED’s pre-clinical data shows that Mozobil has the potential to mobilize cancer cells from the marrow of leukemia patients and into their bloodstreams, where the cancer cells are

2006-10-23 Phase III Enrollment Complete
sensitive to chemotherapy. In the next few months, the Company expects to initiate clinical studies for MOZOBIL for use to improve the effectiveness of chemotherapy regimens used in the treatment of certain leukemia patients.
About AnorMED Inc.
AnorMED is a chemistry-based biopharmaceutical company focused on the discovery, development and commercialization of new therapeutic products in the areas of hematology, oncology and HIV, based on the Company’s research into chemokine receptors.
The Company’s product pipeline includes MOZOBIL, currently in pivotal Phase III studies in cancer patients undergoing stem cell transplants; AMD070, currently in proof of principle Phase I/II studies in HIV patients; and several novel classes of compounds in pre-clinical development that target specific chemokine receptors known to be involved in a variety of diseases. Additional information on AnorMED Inc. is available on the Company’s website www.anormed.com.
On September 5, 2006, AnorMED filed with the United States and Canadian securities regulatory authorities a Directors’ Circular and Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 in connection with the offer from Dematal Corp., a wholly-owned subsidiary of Genzyme Corporation. On October 17, 2005, AnorMED filed with the United States and Canadian securities regulatory authorities a Notice of Change to Directors’ Circular and an amendment to the Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9. The Directors’ Circular, as supplemented by the Notice of Change, describes the reasons for the Board’s recommendation that shareholders accept the Genzyme Offer. Investors and shareholders are strongly advised to read the Directors’ Circular, Notice of Change and Tender Offer Solicitation/Recommendation Statements on Schedule 14D-9, as well as any amendments and supplements to those documents, because they contain important information. Investors and shareholders may obtain a copy of the Directors’ Circular and Notice of Change at www.sedar.com and the Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 and the amendments thereto from the SEC website at www.sec.gov. Free copies of these documents can also be obtained by directing a request to AnorMED’s Secretary at Suite 200 – 20353 64th Avenue, Langley, British Columbia, Canada V2Y 1N5; telephone (604) 530-1057. Other reports filed by or furnished by AnorMED to the SEC and applicable securities commissions in Canada may also be obtained free of charge at www.sec.gov, www.sedar.com or from AnorMED’s Secretary. More information about AnorMED is available online at www.anormed.com. YOU SHOULD READ THE DIRECTORS’ CIRCULAR AND NOTICE OF CHANGE, OR THE TENDER OFFER SOLICITATION/RECOMMENDATION STATEMENT, AS AMENDED, CAREFULLY BEFORE MAKING A DECISION CONCERNING THE GENZYME OFFER.
FORWARD LOOKING STATEMENTS
This news release contains forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995, and forward looking information within the meaning of applicable securities laws in Canada, (collectively referred to as “forward-looking statements”). Statements, other than statements of historical fact, are forward-looking statements and include, without limitation, statements regarding the Company’s strategy, future operations, timing and completion of clinical trials, prospects and plans and objectives of management. The words “anticipates”, “believes”, “budgets”, “could”, “estimates”, “expects”, “forecasts”, “intends”, “may”, “might”, “plans”, “projects”, “schedule”, “should”, “will”, “would” and similar expressions are often intended to identify forward-looking statements, which include underlying assumptions, although not all forward-looking statements contain these identifying words. By their nature, forward-looking statements involve numerous assumptions, known and unknown risks and uncertainties, both general and specific, that contribute to the possibility that the predictions, forecasts, projections and other things contemplated by the forward-looking statements will not occur. We caution readers not to place undue reliance on these statements as a number of important factors could cause our actual results to differ materially from the beliefs, outlooks, plans, objectives, expectations, anticipations, estimates and intentions expressed in such forward-looking statements.
Although our management believes that the expectations represented by such forward-looking statements are reasonable, there is significant risk that the forward-looking statements may not be achieved, and the underlying assumptions thereto will not prove to be accurate. Forward-looking statements in this news release include, but are not limited to, statements about: AnorMED’s expectation that it is on track to meet its schedule of releasing top-line data from both MOZOBIL Phase III trials in the first half of 2007; AnorMED’s plans to file a NDA for marketing approval with the U.S. FDA in the second half of 2007, and with Canadian and European regulators in 2008; AnorMED’s expectation that it will present additional data relating to MOZOBIL at the ASH conference to be held in Orlando, Florida from December 8 to 12, 2006; AnorMED’s expectation that it will initiate clinical studies for MOZOBIL for use as a chemosensitizer for treatment of leukemia patients; and AnorMED’s expectation that it can clinically develop its second product, AMD070, now in Phase I/II clinical trials in HIV patients.

2006-10-23 Phase III Enrollment Complete
With respect to the forward-looking statements contained in this news release, the Company has made numerous assumptions regarding, among other things: AnorMED’s ability to meet its schedule of releasing top-line data from both MOZOBIL Phase III trials in the first half of 2007; AnorMED’s ability to file a NDA for marketing approval with the U.S. FDA in the second half of 2007, and with Canadian and European regulators in 2008; AnorMED’s ability to present additional data relating to MOZOBIL in December 2006; AnorMED’s ability to initiate its clinical studies for MOZOBIL for use as a chemosensitizer for treatment of leukemia patients; and AnorMED’s ability to clinically develop its second product, AMD070, now in Phase I/II clinical trials in HIV patients. The foregoing list of assumptions is not exhaustive.
Actual results or events could differ materially from the plans, intentions and expectations expressed or implied in any forward looking statements, including the underlying assumptions thereto, as a result of numerous risks, uncertainties and other factors including: AnorMED may not have the ability to meet its schedule of releasing top-line data from both MOZOBIL Phase III trials in the first half of 2007; AnorMED may not have the ability to file a NDA for marketing approval with the U.S. FDA in the second half of 2007, and with Canadian and European regulators in 2008; AnorMED may not have the ability to present additional data relating to MOZOBIL in December 2006; AnorMED may not have the ability to initiate its clinical studies for MOZOBIL for use as a chemosensitizer for treatment of leukemia patients; AnorMED may not have the ability to clinically develop its second product, AMD070, now in Phase I/II clinical trials in HIV patients; AnorMED may not be able to develop and obtain regulatory approval for MOZOBIL in stem cell transplant indications and any future product candidates in its targeted indications; AnorMED may not be able to establish marketing and sales capabilities for launching MOZOBIL in stem cell transplant indications; the costs of any future products in AnorMED’s targeted indications may be greater than anticipated; AnorMED relies on third parties for the continued supply and manufacture of MOZOBIL; AnorMED may face unknown risks related to intellectual property matters; and AnorMED may face competition from other pharmaceutical or biotechnology companies.
Although we have attempted to identify the forward-looking statements, the underlying assumptions, and the risks, uncertainties and other factors that could cause actual results or events to differ materially from those expressed or implied in the forward-looking statements, there may be other factors that cause actual results or events to differ from those expressed or implied in the forward-looking statements. In addition to the forward-looking statements and associated risks set out in this news release, investors and shareholders are strongly advised to refer to the additional assumptions and risks set out in the section entitled “CAUTION REGARDING FORWARD-LOOKING STATEMENTS” in the Company’s Directors’ Circular dated September 5, 2006, available free of charge at www.sedar.com or from AnorMED’s Secretary. We undertake no obligation to revise or update any forward-looking statements as a result of new information, future events or otherwise, after the date hereof, except as may be required by law.
For further information:
Company Contact: Kenneth Galbraith, Chairman and Interim CEO, Tel: 604-889-5320 or Kim Nelson, Ph.D., Manager, Investor Relations, Tel: 604-532-4654, Email: knelson@anormed.com
Media Contact: Karen Cook, James Hoggan & Associates, Tel: 604-742-4252 or 739-7500, Email: kcook@hoggan.com or Shafiq Jamal, Tel: 604-742-4269, Email: sjamal@hoggan.com.